Exhibit 99.1

China HGS Reports First Quarter Results for the Fiscal Year 2022

China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today filed its financial results for the first quarter of fiscal 2022 ended December 31, 2021 with the U.S. Securities and Exchange Commission. An electronic copy of the quarterly report on Form 10-Q can be accessed on the SEC's website at www.sec.gov.

Highlights for the Fiscal 2021

•	Total revenues for the first quarter of fiscal 2022 were approximately $2.8 million, increased from approximately $2.7 million in the same period of last year.

•	Net income for the first quarter of fiscal 2022 totaled approximately $0.4 million, comparing to the net income of approximately $0.3 million in the same period of last year.

•	Basic and diluted net earnings per share attributable to shareholders for the first quarter of fiscal 2022 and 2021 were $0.01

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2021	2021
ASSETS	(Unaudited)
Cash	$2,446,011	$170,001
Restricted cash	3,262,677	3,295,188
Contract assets	13,295,920	13,723,793
Real estate property development completed	87,665,296	88,145,841
Other assets	5,587,779	8,358,925
Property, plant and equipment, net	558,064	558,086
Security deposits	1,976,924	1,955,202
Real estate property under development	270,668,466	265,769,721
Due from local governments for real estate property development completed	3,057,400	3,023,806

Total Assets	$388,518,537	$385,000,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Construction loans	$120,965,389	$119,636,222
Accounts payable	13,949,705	18,259,151
Other payables	9,202,246	6,430,992
Construction deposits	3,382,079	3,344,917
Contract liabilities	1,687,087	1,886,075
Customer deposits	21,801,521	19,803,917
Accrued expenses	1,222,021	1,987,567
Taxes payable	23,079,067	22,954,011
Total liabilities	195,289,115	194,302,852

Commitments and Contingencies
Stockholders’ equity
Common stock, $0.001 par value, 50,000,000 shares authorized, 25,617,807 shares issued and outstanding at December 31, 2021 and September 30, 2021	25,617	25,617
Additional paid-in capital	136,535,303	136,535,303
Statutory surplus	11,095,939	11,095,939
Retained earnings	41,056,265	40,691,955
Accumulated other comprehensive income	4,516,298	2,348,897
Total stockholders’ equity	193,229,422	190,697,711

Total Liabilities and Stockholders’ Equity	$388,518,537	$385,000,563

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three months ended December 31,
	2021	2020
Real estate sales	$2,879,215	$2,755,262
Less: Sales tax	(60,221)	(23,538)
Cost of real estate sales	(1,455,556)	(1,853,642)
Gross profit	1,363,438	878,082
Operating expenses
Selling and distribution expenses	219,787	79,345
General and administrative expenses	631,927	305,925
Total operating expenses	851,714	385,270
Operating income	511,724	492,812
Interest income, net	1,461	2,826
Other (expense), net	—	(105,858)
Income before income taxes	513,185	389,780
Provision for income taxes	148,875	98,193
Net income	364,310	291,587
Other Comprehensive income
Foreign currency translation adjustment	2,167,401	6,991,159
Comprehensive income	$2,531,711	$7,282,746
Basic and diluted income per common share
Basic and diluted	$0.01	$0.01
Weighted average common shares outstanding
Basic and diluted	25,617,807	22,525,693

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

						Accumulated
						Other
	Common Stock		Additional	Statutory	Retained	Comprehensive
	Shares	Amount	Paid-in Capital	Surplus	Earnings	(loss) income	Total
Balance at September 30, 2020	22,525,693	$22,525	$129,930,330	$10,458,395	$34,070,767	$(7,039,490)	$168,325,821
Net income for the period	—	—	—	—	291,587	—	291,587
Foreign currency translation adjustments	—	—	—	—	—	6,991,159	6,991,159
Balance at December 31, 2020 (Unaudited)	22,525,693	$22,525	$129,930,330	$10,458,395	$35,245,648	$(48,331)	$175,608,567

Balance at September 30,2021	25,617,807	$25,617	$136,535,303	$11,095,939	$40,691,955	$2,348,897	$190,697,711
Net income for the period	—	—	—	—	364,310	—	364,310
Foreign currency translation adjustments	—	—	—	—	—	2,167,401	2,167,401
Balance at December 31, 2021 (Unaudited)	25,617,807	$25,617	$136,535,303	$11,095,939	$41,056,265	$4,516,298	$193,229,422

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$364,310	$291,587
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,203	12,253
Changes in operating assets and liabilities:
Contract assets	578,638	(529,410)
Real estate property development completed	1,455,556	1,853,642
Real estate property under development	(1,940,302)	(1,297,396)
Other current assets	2,855,590	(631,040)
Accounts payable	(4,499,033)	(111,208)
Other payables	698,061	229,180
Contract liabilities	(219,296)	(5,191)
Customer deposits	1,772,351	1,721,198
Accrued expenses	(647,892)	—
Taxes payables	177,909	(890,500)
Net cash provided by operating activities	602,095	643,115

Cash flow from financing activities:
Proceeds from prepaid subscriptions for sale of units	2,000,000	—
Net cash provided by financing activities	2,000,000	—

Effect of changes of foreign exchange rate on cash and restricted cash	(358,596)	166,542
Net increase in cash and restricted cash	2,243,499	809,657
Cash and restricted cash, beginning of period	3,465,189	3,867,536
Cash and restricted cash, end of period	$5,708,688	$4,677,193

Supplemental disclosures of cash flow information:
Interest paid	$—	$136,674
Income taxes paid	$—	$63,765

Representing:
Cash, end of period	$2,446,011	$1,253,331
Restricted, end of period	$3,262,677	$3,423,862
Total cash and restricted cash, end of period	$5,708,688	$4,677,193

Cash, beginning of period	$170,001	$457,699
Restricted, beginning of period	3,295,188	3,409,837
Total cash and restricted cash, beginning of period	$3,465,189	$3,867,536

Non-cash activities:
Reclassification of interest payable to construction loan	$—	$1,608,606
Settlement of accounts payable with real estate property*	$569,299	$—
Settlement of account payables and account receivables*	$2,758,731	$—

*	For the three months ended December 31, 2021, the Company settled accounts payable of $569,299 with a vender by disposal of certain real estate property completed in Hanzhong City Mingzhu Garden Phase II.. In addition, the Company settled other asset of $2,758,731 with the accounts payable balance with certain venders for the three months ended December 31, 2021.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.